Exhibit 21

Subsidiaries

First Tier:

Nacio Systems, Inc, a Nevada corporation

Aqua Xtremes, Inc., a Nevada corporation

Second Tier:

Xtreme Engines, Inc., a Nevada corporation

Rotary Engine Technologies, Inc., a Nevada corporation